                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 17, 2000


                               FINISAR CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                     000-27999               94-3038428
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
incorporation or organization)                              Identification No.)



                     1308 MOFFETT PARK DRIVE
                      SUNNYVALE, CALIFORNIA                  94089
            (Address of principal executive offices)      (Zip Code)




       Registrant's telephone number, including area code: (408) 548-1000

ITEM 2.  ACQUISITION OF ASSETS.

         This Form 8-K/A amends the Current Report on Form 8-K filed on November 1, 2000 to file the Financial Statements and Pro Forma Financial Information identified in Items 7(a) and 7(b) below.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial statements of Sensors Unlimited, Inc., required by Item 7(a) of Form 8-K, prepared pursuant to Rule 3-05 of Regulation S-X and filed in accordance with Item 7(a)(4) of Form 8-K.

SENSORS UNLIMITED, INC.

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 1998
TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Sensors Unlimited, Inc.:

We have audited the accompanying balance sheets of Sensors Unlimited, Inc. (a New Jersey corporation) as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sensors Unlimited, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                                         /s/ ARTHUR ANDERSEN LLP




Roseland, New Jersey
January 28, 2000

SENSORS UNLIMITED, INC.

BALANCE SHEETS AS OF
DECEMBER 31, 1999 AND 1998



                                      ASSETS                                        1999             1998
                                      ------                                     -----------     -----------
CURRENT ASSETS:
    Cash                                                                         $   371,673     $     7,911
    Accounts receivable, less allowance for doubtful accounts of $40,000
        and $10,000 in 1999 and 1998, respectively (Note 1)                        1,809,325         956,272
    Unbilled costs (Note 1)                                                          464,524         354,949
    Inventory (Note 1)                                                               696,093         431,181
    Prepaid expenses                                                                  24,763          20,118
                                                                                 -----------     -----------
                 Total current assets                                              3,366,378       1,770,431

PROPERTY AND EQUIPMENT, net (Notes 1 and 2)                                          848,214         594,913

OTHER ASSETS                                                                         242,325          22,151
                                                                                 -----------     -----------
                 Total assets                                                    $ 4,456,917     $ 2,387,495
                                                                                 -----------     -----------
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
    Short-term borrowings and current maturities of long-term debt (Note 3)      $   111,535     $   122,948
    Accounts payable                                                                 918,535         803,719
    Accrued expenses                                                                 338,126         310,712
    Deferred revenue (Note 1)                                                         41,477         170,624
                                                                                 -----------     -----------
                 Total current liabilities                                         1,409,673       1,408,003

LONG-TERM DEBT (Note 3)                                                               43,816         987,824
                                                                                 -----------     -----------
                 Total liabilities                                                 1,453,489       2,395,827
                                                                                 -----------     -----------
COMMITMENTS (Note 6)

STOCKHOLDERS' EQUITY (DEFICIT) (Note 4):
    Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued
       or outstanding                                                                   --              --
    Common stock, $.01 par value, 5,000,000 shares authorized, 750,833 and 750,000 shares issued and outstanding as of December 31, 1999
        and 1998, respectively                                                        22,033          22,000
    Retained earnings (deficit)                                                    2,984,921         (26,806)
    Treasury stock, 219 shares at cost                                                (3,526)         (3,526)
                                                                                 -----------     -----------
                 Total stockholders' equity (deficit)                              3,003,428          (8,332)
                                                                                 -----------     -----------
                 Total liabilities and stockholders' equity (deficit)            $ 4,456,917     $ 2,387,495
                                                                                 ===========     ===========



The accompanying notes to financial statements are an integral part of these balance sheets.

SENSORS UNLIMITED, INC.

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                        1999            1998
                                                     -----------    -----------
REVENUES (Note 1):
    Net product sales                                $ 8,402,623    $ 2,790,703
    Contract revenues                                  3,939,758      2,992,617
                                                     -----------    -----------
                                                      12,342,381      5,783,320
                                                     -----------    -----------

OPERATING EXPENSES:
    Cost of product sales                              2,380,632      1,053,264
    Cost of contract revenues                          2,933,042      1,981,562
    Research and development expense                     383,904        341,710
    Selling, general and administrative expense        3,233,201      2,290,825
                                                     -----------    -----------
                                                       8,930,779      5,667,361
                                                     -----------    -----------
                 Operating income                      3,411,602        115,959

OTHER EXPENSE -- Interest expense, net (Note 3)           75,700        104,038
                                                     -----------    -----------
                 Income before income tax expense      3,335,902         11,921

INCOME TAX EXPENSE (Note 1)                              284,675            200
                                                     -----------    -----------
                 Net income                          $ 3,051,227    $    11,721
                                                     ===========    ===========

Net income per common share

                 Basic                               $      4.01    $      0.02
                                                     ===========    ===========
                 Diluted                             $      3.05    $      0.01
                                                     ===========    ===========

Shares used in computing net income per share

                 Basic                                   750,198        749,781
                                                     ===========    ===========
                 Diluted                                 988,564        964,864
                                                     ===========    ===========



The accompanying notes to financial statements are an integral part of these statements.

SENSORS UNLIMITED, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998





                                                 Common Stock             Retained                         Total
                                          --------------------------      Earnings       Treasury      Stockholders'
                                             Shares         Amounts       (Deficit)        Stock      Equity (Deficit)
                                          -----------    -----------    -----------     -----------   ----------------
BALANCE, December 31, 1997                    750,000    $    22,000    $   (38,527)    $    (3,526)    $   (20,053)

    Net income                                   --             --           11,721            --            11,721
                                          -----------    -----------    -----------     -----------     -----------
BALANCE, December 31, 1998                    750,000         22,000        (26,806)         (3,526)         (8,332)

    Distributions paid to stockholders           --             --          (39,500)           --           (39,500)
    Exercise of stock options                     833             33           --              --                33
    Net income                                   --             --        3,051,227            --         3,051,227
                                          -----------    -----------    -----------     -----------     -----------
BALANCE, December 31, 1999                    750,833    $    22,033    $ 2,984,921     $    (3,526)    $ 3,003,428
                                          ===========    ===========    ===========     ===========     ===========




The accompanying notes to financial statements are an integral part of these statements.

SENSORS UNLIMITED, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                 1999           1998
                                                                             -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                               $ 3,051,227     $    11,721
    Adjustments to reconcile net income to net cash provided by operating activities-
          Depreciation                                                           218,389         198,308
          Provision for bad debts                                                 43,060            --
          Provision for obsolescence                                              53,567            --
          Change in assets and liabilities-
              Increase in accounts receivable                                   (896,113)       (298,466)
              Increase in unbilled costs                                        (109,575)        (72,980)
              Increase in inventory                                             (318,479)       (150,152)
              (Increase) decrease in prepaid expenses                             (4,645)         20,903
              Increase in other assets                                           (60,174)        (12,433)
              Increase in accounts payable                                       114,816         338,724
              Increase (decrease) in accrued expenses                             27,414         (31,735)
              (Decrease) increase in deferred revenue                           (129,147)         49,290
                                                                             -----------     -----------
                 Net cash provided by operating activities                     1,990,340          53,180
                                                                             -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                         (471,690)       (142,569)
    Deposit for construction                                                    (160,000)           --
                                                                             -----------     -----------
                                                                                (631,690)       (142,569)
                                                                             -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings (repayments) under subordinated convertible promissory note
                                                                                (776,000)        186,000
    Net repayments under line of credit                                          (74,000)         (6,000)
    Repayment of notes payable                                                  (105,421)       (112,670)
    Exercise of stock options                                                         33            --
    Distributions paid to stockholders                                           (39,500)           --
                                                                             -----------     -----------
                 Net cash (used in) provided by financing activities            (994,888)         67,330
                                                                             -----------     -----------
                 Net increase (decrease) in cash                                 363,762         (22,059)

CASH, beginning of year                                                            7,911          29,970
                                                                             -----------     -----------
CASH, end of year                                                            $   371,673     $     7,911
                                                                             -----------     -----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for-
       Interest                                                              $    68,249     $   104,038
       Income taxes                                                              274,675             200
                                                                             ===========     ===========



The accompanying notes to financial statements are an integral part of these statements.

SENSORS UNLIMITED, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998



1.   THE COMPANY AND SUMMARY OF
     SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Sensors Unlimited, Inc. (the "Company") was established in 1991 to capitalize on advances in III-V compound materials technology for telecommunications and imaging applications in the 1.0 micrometer - 1.2 micrometer infrared spectrum. The Company performs applied research and development and manufacturing of state-of-the-art Indium Gallium Arsenide (InGaAs) photodetector arrays and cameras. The Company is recognized as a leader in the field of detector arrays for wavelength division multiplexing channel monitors, cameras and imaging products. The arrays are used in dense wavelength division multiplexing (DWDM) fiber optic systems addressing the demand for bandwidth on the Internet.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE

Revenue derived from sales of products is recognized upon shipment, passage of title and when all significant obligations of the Company have been satisfied. Revenue derived from research and development contracts is recognized in the same period as the professional services are rendered, related costs are incurred and significant contract terms have been satisfied.

Revenue from research and development contracts that include performance milestones is recognized in accordance with the terms of the respective contracts. Revenue from achievement of milestone events is recognized when all parties concur that the scientific results stipulated in the agreement have been met. Unbilled costs represent revenues provided in excess of amounts billed. Deferred revenue represents billings in excess of costs and earnings and customer advances.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection.

SENSORS UNLIMITED, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


INVENTORY

Inventory is stated at the lower of cost (moving average method) or market. The following is a summary of inventory at December 31, 1999 and 1998-

                                                       1999              1998
                                                    ---------         ---------
         Raw materials and spare parts              $ 652,476         $ 400,669
         Finished goods                               103,617            70,512
                                                    ---------         ---------
                                                      756,093           471,181
         Inventory reserve                            (60,000)          (40,000)
                                                    ---------         ---------
                                                    $ 696,093         $ 431,181
                                                    =========         =========


PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years.

The Company reviews the recoverability of its long-lived assets when events or changes in circumstances arise in order to identify business conditions which may indicate a possible impairment. The Company believes that there have been no such events or changes in circumstances. The assessment for potential impairment is based primarily on the Company's ability to recover the unamortized balance of its long-lived assets from expected future cash flows from its operations on an undiscounted basis.

INCOME TAXES

The Company has elected to be treated as an "S" corporation for Federal income tax purposes. The stockholders are liable for income taxes on the Company's taxable income, as it passes through to the stockholders' individual income tax returns. During 1999 and 1998, the Company has provided for state income taxes at statutory rates. Effective January 1, 2000, the Company has elected to be taxed as an "S" corporation in the State of New Jersey and will pay a reduced (2%) state corporate income tax on its taxable income. Deferred state income taxes for differences in timing in reporting income for financial statement and tax purposes are not significant.

During 1999 and 1998, the Company utilized approximately $94,000 and $58,000, respectively, of state net operating loss carryforwards to offset taxable income. At December 31, 1999, all state net operating loss carryforwards have been utilized.

Subsequent to the year-ended December 31, 1999, the Company anticipates making distributions to stockholders to cover their income taxes relating to 1999 Company earnings.

STOCK-BASED COMPENSATION

The Financial Accounting Standards Board has issued Statement No. 123, "Accounting for Stock-Based Compensation," which requires companies to measure employee stock compensation plans based on the fair value method using an option pricing model or to continue to apply APB No. 25, "Accounting for Stock Issued to Employees," and provide pro forma footnote disclosures under the fair value method. The Company continues to apply APB No. 25 and provides pro forma footnote disclosures.

SENSORS UNLIMITED, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998



CONCENTRATIONS

In 1999 and 1998, approximately 32% and 52%, respectively, of revenues were derived under contracts with agencies within the U. S. Government. In addition, approximately 6% of 1999 revenues and 9% of 1998 revenues were derived from export sales.

During 1999 and 1998, sales to one customer approximated 44% and 13% of revenues, respectively. Accounts receivable from this customer as of December 31, 1999 and 1998 approximated $1,181,000 and $285,000, respectively.

2.   PROPERTY AND EQUIPMENT, NET

Property and equipment as of December 31, 1999 and 1998 consists of the following-

                                                       1999              1998
                                                    ----------        ----------
Laboratory equipment                                $1,195,346        $  851,405
Computer equipment and software                        234,473           192,731
Furniture and fixtures                                 177,032           100,125
Leasehold improvements                                 137,001           127,901
                                                    ----------        ----------
                                                     1,743,852         1,272,162
Less- Accumulated depreciation                         895,638           677,249
                                                    ----------        ----------
                                                    $  848,214        $  594,913
                                                    ==========        ==========

3.   BORROWINGS

Borrowings as of December 31, 1999 and 1998 consist of the following-

                                                          1999           1998
                                                      ----------      ----------
Equipment loan                                        $  148,975      $  236,607
Note payable                                               6,376          24,165
Subordinated convertible promissory note                    --           776,000
Lines of credit                                             --            74,000
                                                      ----------      ----------
                                                         155,351       1,110,772
Less- Current maturities                                 111,535         122,948
                                                      ----------      ----------
                                                      $   43,816      $  987,824
                                                      ==========      ==========


On October 5, 1999, a bank extended a $1,900,000 line of credit to the Company, secured by substantially all Company assets and partially guaranteed by the Company's president and primary stockholder. The proceeds are restricted for use by the Company solely for the purchase of equipment related to the Company's business and to finance the construction of additional space within the Company's place of business (see Note 5). The line of credit terminates on April 15, 2000, and is expected to be converted into a promissory note payable. As of December 31, 1999, there were no amounts outstanding under the line of credit.

SENSORS UNLIMITED, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


Pursuant to a subordinated convertible promissory note dated March 5, 1997, the Company borrowed $800,000 from its president, and primary stockholder, and utilized the proceeds to repay a note payable due April 30, 1997 to a bank. The subordinated convertible promissory note was convertible into the Company's common stock on a mandatory basis upon the consummation of an initial equity financing by the Company, such number of shares being equal to the outstanding principal and interest under the note outstanding divided by the price per share paid in connection with the initial equity financing. The note was also convertible at the option of the holder at any time into shares of Company common stock, cash or any combination thereof. During 1999, the Company repaid the balance on the subordinate convertible promissory note. On August 6, 1999, the credit agreement was amended to allow borrowings in amounts up to $300,000.

On March 6, 1997, a bank extended a $300,000 line of credit to the Company, secured by substantially all Company assets and guaranteed by the Company's president. On August 6, 1999, the line of credit was increased to $1,000,000, and was amended to bear interest at the bank's base rate, as defined, plus 1% (9.5% as of December 31, 1999). As of December 31, 1999 and 1998, $0 and $74,000
was outstanding under the line of credit, respectively. During 1999, all amounts outstanding were repaid by the Company. This facility matures on April 30, 2000 and it is the Company's intent to renew the facility.

On August 31, 1995, the Company entered into a note payable agreement with a bank for $500,000. On March 31, 1998, the Company refinanced the remaining note balance of $315,476. The refinanced note requires 36 monthly installments of $8,763 plus interest at the prime rate plus 1.5% (10% as of December 31, 1999). The principal balance outstanding was $148,975 and $236,607 as of December 31, 1999 and 1998, respectively.

The Company's debt agreements contain covenant restrictions, which, among other things, require minimum financial ratios and the maintenance of minimum net worth, as defined.

On April 17, 1995, the Company entered into a note payable with a third party for $75,000. The note has an annual interest rate of 11.0% and requires 60 monthly installments of $1,631 which commenced May 1, 1995. The principal balance outstanding was $6,376 and $24,165 as of December 31, 1999 and 1998, respectively.

The future principal amounts due under the aforementioned loans are as follows-


       2000                                             $    111,535
       2001                                                   43,816
                                                        ------------
                                                        $    155,351
                                                        ============


4.   STOCK OPTION PLAN

The Company established the 1993 Stock Option Plan ("1993 Plan") to offer employees and consultants to the Company, incentive to enhance the long-term objectives of the Company. The 1993 Plan includes both incentive and nonqualified stock options. 230,000 shares of the Company's common stock have been reserved for issuance under the 1993 Plan. Options are issued at the discretion of the Board of Directors and at such amounts that the Board of Directors has determined is the fair value at the date of grant. Options vest 25% on the first anniversary of the grant and then ratably over 36 months following the first anniversary.

SENSORS UNLIMITED, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


During 1997, the Company established the 1997 Stock Option Plan ("1997 Plan") to attract and retain personnel, to provide additional incentive to employees, nonemployee members of the Board and consultants of the Company. The 1997 Plan includes both incentive and nonqualified stock options. 150,000 shares of the Company's common stock has been reserved for issuance under the 1997 Plan. A committee appointed by the Board of Directors determines option grants, their related fair value at the date of grant, the related exercise prices and the vesting period.

In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (FAS 123), the fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model for proforma footnote purposes with the following assumptions used for grants in all years-dividend yield of 0%, risk-free interest rate of 6% and expected option life of 10 years. The weighted average fair value of options granted during 1999 and 1998 was $2.23 and $0.74, respectively. The activity and options outstanding under the Plans are as follows-

                                                                                               Weighted
                                                                                                Average
                                                                                     Number of  Exercise
                                                                                      Shares     Price
                                                                                      -------  ---------
       Outstanding, December 31, 1997 (191,480 exercisable)-                          243,000       0.19
          Granted                                                                      27,500       1.65
          Forfeited                                                                   (13,000)      1.65
                                                                                      -------  ---------
       Outstanding, December 31, 1998 (214,438 exercisable)-                          257,500  $    0.27
          Granted                                                                      18,000       1.65
          Exercised                                                                    (1,000)      0.04
          Forfeited                                                                   (11,000)      1.65
                                                                                      -------  ---------
       Outstanding, December 31, 1999                                                 263,500  $    0.31
                                                                                      -------  ---------
       Exercisable, December 31, 1999                                                 229,563  $    0.16
                                                                                      =======  =========


The following table summarizes information about stock options outstanding at December 31, 1999-

                           Number            Weighted       Weighted          Number
                        Outstanding at        Average        Average      Exercisable at
                         December 31,        Remaining      Exercise       December 31,
     Exercise Prices         1999               Life          Price            1999
     ---------------    --------------       ---------      --------      --------------
       $   0.04              219,000             3.0        $ 0.04           212,854
           1.65               44,500             6.6          1.65            16,709
     0.04 to 1.65            263,500             3.6          0.31           229,563

Subsequent to December 31, 1999, the Company granted stock options to purchase 99,000 shares of the Company's common stock at an exercise price of $5.00, the estimated fair value at the date of grant.

SENSORS UNLIMITED, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998

As permitted by FAS 123, the Company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, the tax-effected impact would be as follows-


                                                                                   1999           1998
                                                                              -------------    ----------
       Net income as reported                                                 $   3,051,227    $   11,721
       Estimated fair value of the year's option grants, net of tax                  11,156         5,928
                                                                              -------------    ----------
       Net income adjusted                                                    $   3,040,071    $    5,793
                                                                              =============    ==========


This proforma impact only takes into account options granted since January 1, 1995 and is likely to increase in future years as additional options are granted and amortized over the vesting period.

5.   COMMITMENTS

In January 1996, the Company signed a Patent and Technical information License Agreement with a third party research provider. The Agreement grants the Company a nonexclusive, worldwide license relating to certain technology for a period of twelve years. The Company is obligated to pay to the third party research provider a royalty equal to specified percentages of net product sales, as defined. Royalty rates are as follows-

       Net Product Sales                                    Rate
       -----------------                                   ------
       Up to $1,000,000                                      10%
       $1,000,000 - $3,000,000                                8%
       $3,000,000 - $5,000,000                                6%
       $5,000,000 - $10,000,000                               4%
       In excess of $10,000,000                               3%

Royalty expense under this agreement was approximately $23,000 and $25,000 in 1999 and 1998, respectively.

The Company rents office space under a noncancellable lease agreement that expires January 1, 2001. The future minimum lease obligations under the agreement are as follows-

        2000                                           $    173,000
                                                       ============

During 1999 and 1998, rent expense approximated $173,000 and $136,000, respectively.

On November 4, 1999, the Company entered into an $800,000 agreement with a contractor for the construction of additional space within the Company's place of business to be completed in 2000. During 1999, the Company paid a $160,000 down payment on the construction which is included in other assets as of December 31, 1999.

Sensors Unlimited, Inc.
Unaudited Financial Statements
September 30, 2000
--------------------------------------------------------------------------------

SENSORS UNLIMITED, INC.
UNAUDITED BALANCE SHEET
SEPTEMBER 30, 2000
(in thousands)

                                     ASSETS
Current assets:
    Cash                                                                      $   427
    Accounts receivable, net                                                    3,695
    Accounts receivable, other                                                    357
    Inventory                                                                   1,615
    Prepaid expenses                                                              194
                                                                           ----------
Total current assets                                                            6,288

Property and equipment, net                                                     4,464

Other assets                                                                       85
                                                                           ----------
Total assets                                                                  $10,837
                                                                           ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Short-term borrowings and current maturities of long-term debt            $ 1,141
    Accounts payable                                                            1,504
    Accrued compensation                                                          553
    Other accrued liabilities                                                     501
    Dividend payable                                                            5,723
    Income tax payable                                                             40
                                                                           ----------
Total current liabilities                                                       9,462

Long term debt                                                                  1,515

Stockholder's deficit:
    Preferred stock                                                                 -
    Common stock                                                                  382
    Accumulated deficit                                                          (522)
                                                                           ----------
Total stockholders' deficit                                                      (140)
                                                                           ----------
Total liabilities and stockholders' equity                                    $10,837
                                                                           ==========


See accompanying notes to unaudited financial statements.

-------------------------------------------------------------------------------

SENSORS UNLIMITED, INC.
UNAUDITED STATEMENTS OF OPERATIONS
Nine months ended September 30
(in thousands, except per share data)


                                                                        2000            1999
                                                                   -------------------------------
Revenue                                                            $    14,597      $    5,087

Cost of revenue                                                          5,228           1,626
                                                                   --------------   --------------

Gross profit                                                             9,369           3,461

Operating expenses:
    Research and development                                             1,338              --
    Sales and marketing                                                  1,738             629
    General and administrative                                           1,551             562
                                                                   --------------   --------------
Total operating expenses                                                 4,627           1,191
                                                                   --------------   --------------
                 Operating income                                        4,742           2,270

Interest expense                                                            36              73
                                                                   --------------   --------------
                 Income before income tax expense                        4,706           2,197

Income tax expense                                                         100             100
                                                                   --------------   --------------
Net income                                                         $     4,606      $    2,097
                                                                   ==============   ==============

Net income (loss) per common share

                 Basic                                             $     (4.50)     $     2.75
                                                                   ==============   ==============
                 Diluted                                           $     (4.50)     $     2.09
                                                                   ==============   ==============

Shares used in computing net income (loss) per share

                 Basic                                                     780            750
                                                                   ==============   ==============
                 Diluted                                                   780            989
                                                                   ==============   ==============



See accompanying notes to unaudited financial statements.

-----------------------------------------------------------------------------

SENSORS UNLIMITED, INC.
UNAUDITED STATEMENT OF CASH FLOWS
Nine months ended September 30
(in thousands)

                                                                                              2000            1999
                                                                                          -------------   -------------
OPERATING ACTIVITIES:
 Net income                                                                               $    4,606      $   2,097
 Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                            439            141
        Changes in operating assets and liabilities
        Accounts receivable                                                                   (1,430)           (86)
        Accounts receivable, other                                                              (348)          (526)
        Inventory                                                                               (919)          (135)
        Prepaid expenses                                                                        (169)           (34)
        Other assets                                                                             157             --
        Accounts payable                                                                         571           (182)
        Accrued compensation                                                                     401           (135)
        Other accrued liabilities                                                                298            (25)
        Income tax payable                                                                        30             --
                                                                                          ----------      ----------
Net cash provided by operating activities                                                      3,636          1,115
                                                                                          ----------      ----------

INVESTING ACTIVITIES:
 Purchases of property and equipment                                                          (4,055)          (221)
                                                                                          ----------      ----------

FINANCING ACTIVITIES:
 Net borrowings under line of credit                                                             800             --
 Net borrowings under notes payable                                                            1,702           (724)
 Proceeds from exercise of stock options                                                         363             --
 Dividends payable                                                                             5,723             --
 Distributions paid to stockholders                                                           (8,113)           (34)
                                                                                          ----------      ----------
Net cash provided by financing activities                                                        475           (758)
                                                                                          ----------      ----------

Net increase in cash                                                                              56            136

Cash, beginning of period                                                                        371              8
                                                                                          ----------      ----------

Cash, end of period                                                                       $      427      $     144
                                                                                          ==========      ==========

See accompanying notes to unaudited financial statements.

-----------------------------------------------------------------------------

SENSORS UNLIMITED, INC.

Notes to Unaudited Financial Statements
September 30, 2000

(1)  Basis of Presentation

The accompanying unaudited condensed financial statements as of September 30, 2000, and for the nine months period ended September 30, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position at September 30, 2000 and the operating results for the nine months ended September 30, 2000 and 1999 and the cash flows for the nine months ended September 30, 2000 and 1999. These unaudited condensed financial statements should be read in conjunction with the Company's audited financial statements and notes for the years ended December 31, 1999 and 1998 included above in this 8-K/A filing.

The results of operations for the nine months ended September 30, 2000 and 1999 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2000.

(2)  Earnings per Common Share

Basic and diluted net income per common share is presented in conformity with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). In accordance with FAS 128, basic net income per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share has been computed using the weighted-average number of shares of common stock and dilutive potential common shares from options (under the treasury stock method) outstanding during the period.

     (b) Unaudited consolidated pro forma financial statements of Finisar Corporation, giving effect to the acquisition of Sensors Unlimited, Inc., prepared pursuant to Article 11 of Regulation S-X and filed in accordance with Item 7(b)(1) of Form 8-K.

Proforma Financial Information

The Unaudited Pro Forma Condensed Statement of Operations for the year ended April 30, 2000 and the three months ended July 31, 2000 and the Unaudited Pro Forma Condensed Balance Sheet as of July 31, 2000 are based on the historical financial statements of Finisar Corporation ("Finisar") and Sensors Unlimited, Inc. ("Sensors"), after giving effect to the acquisition of Sensors under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Financial Statements. The Unaudited Pro Forma Condensed Statements of Operations are presented as if the combination had taken place on May 1, 1999.

The Unaudited Pro Forma Condensed Statement of Operations for the three months ended July 31, 2000 combines the historical three months ended July 31, 2000 for Finisar and the three months ended June 30, 2000 for Sensors. The Unaudited Pro Forma Condensed Statement of Operations for the year ended April 30, 2000 combines the historical year ended April 30, 2000 for Finisar and the twelve months ended March 31, 2000 for Sensors. The Unaudited Pro Forma Condensed Balance Sheet is presented to give effect to the acquisition as if it occurred on July 31, 2000 and combines the balance sheet for Finisar as of July 31, 2000 with the balance sheet of Sensors as of July 31, 2000.

The Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of Finisar and Sensors. The pro forma information does not purport to be indicative of the results that would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

-------------------------------------------------------------------------------

Unaudited Pro Forma Condensed Statement of Operations
Finisar and Sensors
Year ended April 30, 2000
(in thousands, except per share data)

                                                  FINISAR           SENSORS                         FINISAR
                                                 YEAR ENDED     12 MONTHS ENDED    PRO FORMA       PRO FORMA
                                                 30-APR-2000      31-MAR-2000      ADJUSTMENTS    30-APR-2000
                                                 ------------------------------- ------------------------------
Revenue                                          $   67,147        $  11,254        $      -        $ 78,401

Cost of revenues                                     34,190            3,472          10,986 (A)      48,648
                                                 ----------        ---------        --------        --------
Gross profit                                         32,957            7,782         (10,986)         29,753

Research and development                             13,806              690               -          14,496
Sales and marketing                                   7,122            1,196               -           8,318
General and administrative                            3,516              993               -           4,509
Amortization of deferred stock compensation           5,530                -           2,915 (A)       8,445
Amortization of intangibles                               -                -          59,028 (A)      59,028
                                                 ----------        ---------        --------        --------
Total operating expenses                             29,974            2,879          61,943          94,796
                                                 ----------        ---------        --------        --------
Income (loss) from operations                         2,983            4,903         (72,929)        (65,043)

Interest income (expense)                             3,252              (31)              -           3,221
Other income (expense), net                             (99)               -               -             (99)
                                                 ----------        ---------        --------        --------
Income (loss) before income taxes                     6,136            4,872         (72,929)        (61,921)
Provision for income taxes                            3,255              284          (6,286)(A)      (1,570)(B)
                                                                                       1,177 (B)
                                                 ----------        ---------        --------        --------
Net income (loss)                                $    2,881        $   4,588        $(67,820)       $(60,351)
                                                 ----------        ---------        --------        --------
                                                 ----------        ---------        --------        --------

Net income (loss) per share:

Basic                                            $     0.03                                         $  (0.49)
                                                 ----------                                         --------
Diluted                                          $     0.02                                         $  (0.49)
                                                 ----------                                         --------

Shares used in computing net income (loss) per share:

Basic                                               113,930                                          123,411 (C)
                                                 ----------                                         --------
Diluted                                             144,102                                          123,411 (C)
                                                 ----------                                         --------

See accompanying notes to Finisar and Sensors unaudited pro forma condensed financial statements.

Unaudited Pro Forma Condensed Statement of Operations
Finisar and Sensors
Three months ended July 31, 2000
(in thousands, except per share data)

                                                        FINISAR            SENSORS                                    FINISAR
                                                    3 MONTHS ENDED      3 MONTHS ENDED           PRO FORMA           PRO FORMA
                                                      31-JUL-2000        30-JUN-2000            ADJUSTMENTS          31-JUL-2000
                                                  ---------------------------------------------------------------------------------
Revenue                                               $   27,212         $     5,182             $       -            $  32,394

Cost of revenues                                          16,471               1,735                 2,747 (A)           20,953
                                                      ----------         -----------             ---------            ---------

Gross profit                                              10,741               3,447                (2,747)              11,441

Research and development                                   4,314                 428                     -                4,742
Sales and marketing                                        2,507                 598                     -                3,105
General and administrative                                 1,385                 571                     -                1,956
Amortization of deferred stock compensation                1,699                   -                   729 (A)            2,428
Amortization of intangibles                                    -                   -                14,757 (A)           14,757
                                                      ----------         -----------             ---------            ---------
Total operating expenses                                   9,905               1,597                15,486               26,988
                                                      ----------         -----------             ---------            ---------
Income (loss) from operations                                836               1,850               (18,233)             (15,547)

Interest income (expense)                                  4,445                  (3)                    -                4,442
Other income (expense), net                                  (22)                  -                     -                  (22)
                                                      ----------         -----------             ---------            ---------
Income (loss) before income taxes                          5,259               1,847               (18,233)             (11,127)
Provision for income taxes                                 2,036                  80                (1,572)(A)            1,018 (B)
                                                                                                       474 (B)
                                                      ----------         -----------             ---------            ---------
Net income (loss)                                     $    3,223         $     1,767             $ (17,135)           $ (12,145)
                                                      ----------         -----------             ---------            ---------
                                                      ----------         -----------             ---------            ---------

Net income (loss) per share:

Basic                                                 $     0.02                                                      $   (0.07)
                                                      ----------                                                      ---------
Diluted                                               $     0.02                                                      $   (0.07)
                                                      ----------                                                      ---------

Shares used in computing net income (loss) per share:

Basic                                                    149,951                                                        159,432 (C)
                                                      ----------                                                      ---------
Diluted                                                  165,313                                                        159,432 (C)
                                                      ----------                                                      ---------

See accompanying notes to Finisar and Sensors unaudited pro forma condensed financial statements.

Unaudited Pro Forma Condensed Balance Sheet
Finisar and Sensors
July 31, 2000
(in thousands)

                                                                                                                FINISAR
                                                              FINISAR        SENSORS       PRO FORMA           PROFORMA
                                                            31-JUL-2000    31-JUL-2000    ADJUSTMENTS         31-JUL-2000
                                                         -------------------------------------------------------------------
                          ASSETS
Current assets:
 Cash and cash equivalents                                 $    103,022    $     1,582     $       -           $   104,604
 Short-term investments                                         212,083              -             -               212,083
 Accounts receivable, net                                        20,215          1,857             -                22,072
 Accounts receivable, other                                       1,079            810             -                 1,889
 Inventories                                                     23,594          1,250             -                24,844
 Income tax receivable                                              148              -             -                   148
 Deferred income taxes                                            2,524              -             -                 2,524
 Prepaid expenses                                                   473            113             -                   586
                                                           ------------    -----------     ---------           -----------
Total current assets                                            363,138          5,612             -               368,750

Other assets                                                        733             85             -                   818
Property, equipment and improvements, net                        11,694          3,620             -                15,314
Intangible assets                                                     -              -        61,706 (A)            61,706
Goodwill                                                              -              -       286,070 (A)           286,070
                                                           ------------    -----------     ---------           -----------
Total assets                                               $    375,565    $     9,317     $ 347,776           $   732,658
                                                           ------------    -----------     ---------           -----------

           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings and current maturities
   of long term debt                                       $          -    $       359     $       -           $       359
 Accounts payable                                                 8,397          1,828             -                 9,910
 Accrued compensation                                             1,934            263             -                 2,197
 Other accrued liabilities                                        3,163            505        26,111 (A)            30,094
 Income tax payable                                               2,099             40             -                 2,139
                                                           ------------    -----------     ---------           -----------
Total current liabilities                                        15,593          2,995        26,111                44,699

Long term liabilities:
 Deferred tax liability                                             392              -        28,180 (A)            28,572
 Long term debt                                                       -          1,561             -                 1,561
 Other long term liabilities                                        132              -             -                   132
                                                           ------------    -----------     ---------           -----------
Total long term liabilities                                         524          1,561        28,180                30,265

Stockholders' equity:
Common stock                                                    386,087             33       330,017 (A)           716,104
                                                                      -              -           (33)(A)                 -
Notes receivable from stockholders                               (2,921)             -             -                (2,921)
Deferred stock compensation                                      (7,705)             -        (8,744)(A)           (16,449)
Accumulated other comprehensive income                              194              -             -                   194
Retained earnings (accumulated deficit)                         (16,207)         4,728        (4,728)(A)           (39,234)
                                                                      -              -       (23,027)(A)                 -
                                                           ------------    -----------     ---------           -----------
Total stockholders' equity                                      359,448          4,761       293,485               657,694

Total liabilities and stockholders' equity                 $    375,565    $     9,317     $ 347,776           $   732,658
                                                           ------------    -----------     ---------           -----------

See accompanying notes to Finisar and Sensors unaudited pro forma condensed financial statements.

-------------------------------------------------------------------------------

Notes to Finisar and Sensors Unaudited Pro Forma Condensed Financial Statements

(A) On August 16, 2000 Finisar Corporation ("Finisar") and Sensors Unlimited, Inc.("Sensors") entered into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Finisar acquired Sensors. The transaction closed on October 17, 2000. Sensors Unlimited is headquartered in Princeton, New Jersey and is a leading supplier of optical components that monitor the performance of dense wavelength division multiplexing or DWDM, systems.

Pursuant to the Agreement, Finisar issued 18,962,141 shares of its common stock in exchange for the outstanding shares of Sensors common stock. In addition, Finisar assumed options to purchase Sensors common stock and reserved 381,417 shares of Finisar common stock for issuance upon the exercise of the assumed options. At the closing of the merger transaction, the assumed Sensor options converted into Finisar options vested to the extent of the greater of (i) 25% of the total number of shares subject to the option or (ii) the vested percentage of the Sensors option at the closing of the transaction, up to a maximum of 50% of the total number of shares subject to the option. The unvested portion of each assumed option will vest in three approximately equal annual installments on each of the first three anniversaries of the date of closing of the transaction, subject to the option holder's continued service with Finisar or a subsidiary.

At the closing of the transaction, certificates representing 9,481,109 shares of Finisar common stock were issued to the former stockholders of Sensors (the "Initial Consideration") and 9,481,032 shares of common stock, or approximately one-half of the shares issued pursuant to the transaction, were deposited into escrow with U.S. Bank Trust, National Association (the "Deferred Consideration"). One-third of the shares deposited in escrow will be released on each of the first three anniversaries of October 17, 2000, the closing date, subject to the achievement of certain development milestones. If the milestones are not achieved, the escrow shares will be cancelled and returned to the status of authorized but unissued shares. Further, one-third of the escrow shares that would otherwise be delivered to the principal shareholders of Sensors on the third anniversary of the closing of the transaction will be subject to claims for indemnification by Finisar under the Agreement and the procedures specified in the escrow agreement. Those shares will remain in escrow until all pending claims for indemnification have been resolved.

In addition to the Initial Consideration and Deferred Consideration, on each of the first three anniversaries of the closing of the transaction, Finisar will issue and deliver to the former shareholders of Sensors, on a pro rata basis, additional shares of Finisar common stock (valued on the basis of the average closing trading price per share of such stock on the Nasdaq National Market for the ten trading days preceding the applicable payment date)(the "Additional Consideration"). These shares of Finisar common stock, with an estimated value of $48 million, will be distributed as follows:

    (1) If on the first anniversary of the closing of the transaction, at least 75% of the key management and technical employees originally employed by Sensors, or equivalent replacement employees, are then employed by Finisar, Finisar will issue and deliver Finisar shares having an aggregate value of $2.375 multiplied by the total number of shares initially deposited in escrow, rounded to the nearest whole share;

    (2) If on the second anniversary of the closing of the transaction, at least 65% of the key Sensors employees, or equivalent replacement employees, are then employed by Finisar, Finisar will issue and deliver Finisar shares having an aggregate value of $1.58333 multiplied by the total number of escrow shares, rounded to the nearest whole share; and

    (3) If on the third anniversary of the closing of the transaction, at least 50% of the key Sensors employees, or equivalent replacement employees, are then employed by Finisar, and if prior to that date all six development milestones set forth in the Agreement have been achieved, Finisar will issue Finisar shares having an aggregate value of $0.79167 multiplied by the total number of escrow shares, rounded to the nearest whole share.

Only the Initial Consideration has been recorded for accounting purposes since the payment of the Deferred and Additional Consideration is contingent upon future events that are not assured of occurring beyond a reasonable doubt. The Deferred Consideration, if any, will be recorded as additional purchase cost at the then current market price of the common stock when the milestones are attained. The Additional Consideration, if any, will be recorded as additional purchase cost at the then current market price of common stock on the first, second and third anniversaries of the closing of the transaction. Accordingly, Finisar's initial cost to acquire Sensors is calculated to be $356,128,000 using the price of $33.47 per share of Finisar common stock, which is the average of the closing market prices of Finisar's

Notes to Finisar and Sensors Unaudited Pro Forma Condensed Financial Statements (Continued)

common stock for a period from three days before through three days after August 16, 2000, the day the transaction was announced. The fair value of the assumed stock options of $12.7 million, as well as estimated direct transaction expenses of $26.1 million, have been included as a part of the total purchase cost. Sensors currently operates as a wholly-owned subsidiary of Finisar.

The cost to acquire Sensors has been allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The fair value of the acquired assets and liabilities is based upon an independent valuation.

The estimated total initial purchase cost of Sensors is as follows (in thousands):

Value of securities issued.........................................  $317,342
Assumption of Sensors common stock options.........................    12,675
Estimated transaction costs and expenses...........................    26,111
                                                                     --------
                                                                     $356,128
                                                                     --------
                                                                     --------

The preliminary purchase price allocation as of July 31, 2000 is as follows (in thousands):

                                                                                                      Annual
                                                                               Useful Life in     Amortization of
                                                                   Amount           Years           Intangibles
                                                            -------------------------------------------------------
Net tangible assets of Sensors                              $             4,761
Intangible assets acquired:
           Developed technology                                          54,930         5      $             10,986
           In-process research and development                           23,027       N/A                       N/A
           Assembled workforce                                            1,539         3                       513
           Customer base                                                  1,901         3                       634
           Tradename                                                      3,336         5                       667
           Deferred compensation                                          8,744         3                     2,915
           Goodwill                                                     286,070         5                    57,214
Deferred income tax                                                     (28,180)      3-5                    (6,286)
                                                            -------------------                --------------------
Total preliminary purchase price allocation                 $           356,128                $             66,643
                                                            -------------------                --------------------
                                                            -------------------                --------------------

An independent valuation specialist performed an allocation of the total purchase price of Sensors to its individual assets. The purchase price was allocated to Sensors' tangible assets, specific intangible assets such as assembled workforce, customer base, tradename, and developed technology and to in-process research and development.

The acquired developed technology, which is comprised of products that are already technologically feasible, mainly includes optical components that monitor the performance of dense wavelength division multiplexing networks. Sensors' technology enables telecommunications companies to optimize the use of existing bandwidth in fiber optic networks. Finisar will amortize the acquired developed technology of approximately $54.9 million on a straight-line basis over an average estimated remaining useful life of five years.

The acquired assembled workforce is comprised of all the skilled employees and includes the estimated cost to replace existing employees, including recruiting and training costs and loss of productivity costs. Finisar will amortize the value assigned to the assembled workforce of approximately $1.5 million on a straight-line basis over an average estimated useful life of three years.

Acquired customer base is based on historical costs incurred and is comprised of Sensors management's estimation of resources that have been devoted to the development of the relationships with key customers.

Notes to Finisar and Sensors Unaudited Pro Forma Condensed Financial Statements (Continued)

Finisar will amortize the value assigned to customer relationships of approximately $1.9 million on a straight-line basis over an average estimated useful life of three years.

The acquired tradename is recognized for the intrinsic value of the Sensors name and products in the marketplace. Finisar will amortize the value assigned to the tradename of approximately $3.3 million on a straight-line basis over an average estimated useful life of five years.

Deferred compensation expense is recognized for the intrinsic value of the unvested Finisar options exchanged for options held by Sensors' employees. The $8.7 million of deferred compensation will be amortized over the remaining vesting period of approximately three years.

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets and deferred compensation, will be amortized on a straight-line basis over its estimated remaining useful life of five years.

In-process research and development represents that portion of the purchase price of an acquisition related to the research and development activities which: i) have not demonstrated their technological feasibility, and ii) have no alternative future uses. Accordingly, the Company recognized an expense of $23.0 million during the quarter ended October 31, 2000 in conjunction with the completion of this acquisition.

(B) Historically, Sensors elected to be treated as an "S" corporation for Federal income tax purposes; therefore the Sensors stockholders were liable for income taxes on Sensors' taxable income. The pro forma provision for income taxes includes estimated income taxes on Sensor's income at a tax rate of 30%. The pro forma combined provision for income taxes does not represent the amounts that would have resulted had Finisar and Sensors filed consolidated income tax returns during the periods presented.

(C) The pro forma basic and diluted net earnings per share are based on the weighted average number of shares of Finisar common stock outstanding during the period and the Initial Consideration of 9,481,109 shares issued by Finisar in the transaction. Dilutive securities included options outstanding to purchase common stock.

     (c)  Exhibits.

Exhibit No.              Description
-----------              -----------
    2.1*                 Agreement and Plan of Reorganization, dated as of
                         August 16, 2000, by and among Finisar Corporation, a
                         Delaware corporation, Gemstone Acquisition Corp., a
                         Delaware corporation and wholly owned subsidiary of Finisar, and Sensors Unlimited, Inc., a New Jersey corporation. Schedules and similar attachments to this Exhibit have not been filed; Finisar will furnish supplementally a copy of any omitted schedule to the Commission upon request.

---------------------
*   Previously filed.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               FINISAR CORPORATION


Date: December 29, 2000                        By:  /s/ Stephen K. Workman
                                                   -----------------------
                                                     Stephen K. Workman
                                                     Vice President, Finance and
                                                     Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit No.              Description
-----------              -----------
    2.1*                 Agreement and Plan of Reorganization, dated as of
                         August 16, 2000, by and among Finisar Corporation, a
                         Delaware corporation, Gemstone Acquisition Corp., a
                         Delaware corporation and wholly owned subsidiary of Finisar, and Sensors Unlimited, Inc., a New Jersey corporation. Schedules and similar attachments to this Exhibit have not been filed; Finisar will furnish supplementally a copy of any omitted schedule to the Commission upon request.

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*   Previously filed.